                                                                       EXHIBIT 2


                               PURCHASE AGREEMENT

                                 by and between

                          FOUNDATION HEALTH CORPORATION

                                       and

                     SUPERIOR NATIONAL INSURANCE GROUP, INC.


                                   May 5, 1998

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
                                     ARTICLE I
                                 PURCHASE AND SALE
SECTION  1.1   Purchase and Sale.................................................    3
SECTION  1.2   Purchase Price....................................................    3
SECTION  1.3   Closing...........................................................    3

                                    ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION  2.1   Organization......................................................    4
SECTION  2.2   Capitalization....................................................    5
SECTION  2.3   Ownership of Stock................................................    5
SECTION  2.4   Authorization; Validity of Agreement..............................    5
SECTION  2.5   Consents and Approvals; No Violations.............................    6
SECTION  2.6   Financial Statements..............................................    7
SECTION  2.7   No Undisclosed Liabilities........................................    8
SECTION  2.8   Absence of Certain Changes........................................    8
SECTION  2.9   Employee Benefit Plans; ERISA.....................................    9
SECTION  2.10  Litigation........................................................   10
SECTION  2.11  No Default; Compliance with Applicable Laws.......................   11
SECTION  2.12  Taxes.............................................................   11
SECTION  2.13  Property..........................................................   13
SECTION  2.14  Intellectual Property.............................................   13
SECTION  2.15  Contracts.........................................................   14
SECTION  2.16  Labor Matters.....................................................   15
SECTION  2.17  Brokers or Finders................................................   16
SECTION  2.18  Transactions with Related Parties.................................   16
SECTION  2.19  Environmental Matters.............................................   16
SECTION  2.20  Year 2000 Compliance..............................................   18
SECTION  2.21  Insurance.........................................................   18
SECTION  2.22  Bank Accounts.....................................................   18

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION  3.1   Organization......................................................   19
SECTION  3.2   Authorization; Validity of Agreement; Necessary Action............   19
SECTION  3.3   Consents and Approvals; No Violations.............................   20
SECTION  3.4   Acquisition for Investment........................................   21
SECTION  3.5   Financing.........................................................   21
SECTION  3.6   Investigation by Purchaser........................................   21
SECTION  3.7   Capital Adequacy; Solvency........................................   22

                                    ARTICLE IV
                                     COVENANTS

SECTION  4.1   Interim Operations of Seller......................................   22
SECTION  4.2   Access to Information.............................................   25
SECTION  4.3   Tax Matters.......................................................   26
SECTION  4.4   Employee Matters..................................................   32
SECTION  4.5   Publicity.........................................................   34
SECTION  4.6   Approvals and Consents; Cooperation; Notification.................   34
SECTION  4.7   No Solicitation...................................................   36
SECTION  4.8   Excluded Assets, Real Property....................................   36
SECTION  4.9   Intercompany Accounts.............................................   36
SECTION  4.10  Reserve Cover.....................................................   37
SECTION  4.11  Audited Financial Statements; Quarterly Statements................   38
SECTION  4.12  Related Party Service Agreements..................................   38
SECTION  4.13  Lease Renewals....................................................   38
SECTION  4.14  Further Assurances................................................   39
SECTION  4.15  State Insurance Regulatory Approval for CCIC......................   39
SECTION  4.16  Stockholder Approval and Financing................................   40

                                     ARTICLE V
                                  INDEMNIFICATION

SECTION  5.1   Indemnification by Seller.........................................   40
SECTION  5.2   Indemnification by Purchaser......................................   41
SECTION  5.3   Survival of Representations and Warranties........................   41
SECTION  5.4   Notice and Opportunity to Defend..................................   42
SECTION  5.5   Adjustment for Insurance and Taxes................................   43

SECTION  5.6   Mitigation of Loss................................................   43
SECTION  5.7   Subrogation.......................................................   44
SECTION  5.8   Tax Indemnification...............................................   44
SECTION  5.9   Set-Off...........................................................   44
SECTION  5.10  Exclusive Remedy..................................................   44

                                    ARTICLE VI
                                    CONDITIONS

SECTION  6.1   Conditions to Each Party's Obligation to Effect the Closing.......   45
SECTION  6.2   Conditions to the Obligations of Purchaser........................   45
SECTION  6.3   Conditions to the Obligations of Seller...........................   47

                                    ARTICLE VII
                                    TERMINATION

SECTION  7.1   Termination.......................................................   48
SECTION  7.2   Procedure and Effect of Termination...............................   49
SECTION  7.3   Breakup Fee.......................................................   50

                                   ARTICLE VIII
                                   MISCELLANEOUS

SECTION  8.1   Governing Laws and Consent to Jurisdiction........................   50
SECTION  8.2   Amendment and Modification........................................   51
SECTION  8.3   Notices...........................................................   51
SECTION  8.4   Interpretation....................................................   52
SECTION  8.5   Counterparts......................................................   53
SECTION  8.6   Entire Agreement; Third Party Beneficiaries.......................   53
SECTION  8.7   Severability......................................................   54
SECTION  8.8   Service of Process................................................   54
SECTION  8.9   Specific Performance..............................................   54
SECTION  8.10  Assignment........................................................   54
SECTION  8.11  Expenses..........................................................   54
SECTION  8.12  Waivers...........................................................   55

                                     ANNEXES

Index to Defined Terms .......................................    Annex A


                                    EXHIBITS

Description of Reinsurance Agreement .........................    Exhibit A

Service Agreements ...........................................    Exhibits B-1-B-4

Form of Voting Agreement .....................................    Exhibit C-1-C-2

                          Index to Disclosure Schedule


Title                                                             Section
-----                                                             -------
Capitalization                                                    2.2
Consents and Approvals; No Violations                             2.5
Financial Statements                                              2.6
No Undisclosed Liabilities                                        2.7
Absence of Certain Changes                                        2.8
Employee Benefit Plans; ERISA                                     2.9(a)
Employee Benefit Plans; ERISA                                     2.9(d)
Employee Benefit Plans; ERISA                                     2.9(e)
Employee Benefit Plans; ERISA                                     2.9(h)
Employee Benefit Plans; ERISA                                     2.9(k)
Litigation                                                        2.10
No Default;  Compliance With Applicable Laws                      2.11(a)
No Default;  Compliance With Applicable Laws                      2.11(b)
Taxes                                                             2.12
Property                                                          2.13
Intellectual Property                                             2.14
Contracts                                                         2.15
Labor Matters                                                     2.16
Transactions with Related Parties                                 2.18
Environmental Matters                                             2.19(b)
Year 2000 Matters                                                 2.20
Insurance                                                         2.21
Bank Accounts                                                     2.22
Interim Operations of Seller                                      4.1
Employee Benefits                                                 4.4(b)
Intercompany Accounts                                             4.9

                      Index to Purchaser Disclosure Schedule

Title                                                             Section
-----                                                             -------
Consent and Approvals; No Violations                              3.3

                               PURCHASE AGREEMENT

           PURCHASE AGREEMENT, dated as of May 5, 1998 (this "Agreement"), by and between Foundation Health Corporation, a Delaware corporation ("Seller"), and Superior National Insurance Group, Inc., a Delaware corporation ("Purchaser").

           WHEREAS, Seller is the owner of all of the outstanding shares (the "Shares") of capital stock of Business Insurance Group, Inc., a Delaware insurance holding company (the "Company"), whose principal assets are all of the capital stock of each of California Compensation Insurance Company, a California stock insurance company ("CalComp"), Business Insurance Company, a Delaware stock insurance company ("BIC"), Combined Benefits Insurance Company, a California stock insurance company ("CBIC") and Commercial Compensation Insurance Company, a New York stock insurance company ("CCIC", and together with CalComp, BIC and CBIC, taken as a whole, the "Insurance Subsidiaries", and together with the Company, the "Seller Subsidiaries");

           WHEREAS, the Seller Subsidiaries have the right to acquire the reinsurance policy described on Exhibit A (the "Reinsurance Agreement") and a condition to the obligations of the Purchaser to consummate the transactions contemplated hereby is that the Seller Subsidiaries shall have entered into the Reinsurance Agreement;

           WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares of the Company, and by that means, the ownership of the Seller Subsidiaries, subject to the terms and conditions of this Agreement;

           WHEREAS, Seller intends, prior to the Closing (as hereinafter defined), to cause the Company to dividend or otherwise distribute all of the capital stock of each of Foundation Health Medical Resource Management, d/b/a Reviewco ("Reviewco"), Foundation Integrated Risk Management Solutions, Incorporated, d/b/a FIRM Solutions ("FIRMS") and Axis Integrated Resources, Inc. ("Axis"), each a wholly owned subsidiary of the Company (collectively, the "Excluded Assets") to one or more other Affiliates of Seller;

           WHEREAS, contemporaneous with the Closing (i) Purchaser, the Company and Reviewco will enter into a long-term service agreement consistent with the terms of Exhibit B-1 (e.g., medical bill review, PPO utilization and certain managed care services), (ii) Purchaser, the Company and FIRMS will enter into a long-term service agreement consistent with the terms of Exhibit B-2 (e.g., claim negotiation and review services), (iii) Purchaser, the Company and Axis will enter into a long-term service agreement consistent with the terms of Exhibit B-3 (e.g., recruitment of employees and placement of temporary workers services) and (iv) Purchaser, the Company and Foundation Health Systems, Inc. ("FHS"), will enter into a term sheet setting forth the terms of a transitional service agreement in the form of Exhibit B-4 (e.g., transitional corporate administrative services) (collectively, the "Service Agreements");

           WHEREAS, Seller holds certain promissory notes, dated May 30, 1996 and August 9, 1996 issued by the Company in the current combined principal amount of $121,250,000 plus all accrued and unpaid interest thereon (the "Intercompany Note"), which will be satisfied in connection with the sale of the Shares;

           WHEREAS, certain stockholders of Purchaser, including certain of the executive officers and directors of the Purchaser and Insurance Partners, L.P., Insurance Partners Offshore (Bermuda), L.P. and certain of their affiliates have entered into Voting Agreements, dated the date hereof in the forms of Exhibit C-1-C-2 (the "Voting Agreements"), whereby such stockholders have agreed under the terms thereof to vote all of their shares of common stock of Purchaser in favor of all matters that require stockholder approval in order to consummate the transactions contemplated hereby; and

           WHEREAS, Purchaser and Seller desire to treat the sale of the Shares as a sale of the Seller Subsidiaries' assets for purposes of Federal income taxation and to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the Company and each of the Insurance Subsidiaries.

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

           SECTION 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws.

           SECTION 1.2 Purchase Price. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, Seller shall deliver a certificate or certificates representing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank and, in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller an amount equal to $280,000,000 less the cost of the Reinsurance Agreement (the "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated by Seller. The Intercompany Note will be settled prior to Closing. Interest accrued prior to Closing on the Intercompany Note may continue to be paid to Seller consistent with past practices. All accrued but unpaid interest on the Intercompany Note as of the Closing Date will be settled pursuant to Section 4.9.

           SECTION 1.3 Closing.

           (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Riordan & McKinzie in Los Angeles at 8:00 a.m. local time on a date as soon as practical following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, but in no event later than September 15, 1998 (or October 15, 1998, in the event Purchaser has commenced its common stock rights offering contemplated by the Financing Agreements), or at such other place or at such other time or on such other date as Seller and Purchaser mutually agree on in writing (the day on which the Closing takes place being the "Closing Date").

           (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, (ii) duly executed Service

Agreements, (iii) a duly executed Reinsurance Agreement and (iv) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

           (c) At the Closing, Purchaser shall deliver to Seller (i) the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Seller, (ii) duly executed Service Agreements and (iii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser as follows:

           SECTION 2.1 Organization. Seller and each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller and each Seller Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Seller has made available to Purchaser a complete and correct copy of each of the articles or certificate of incorporation, bylaws, certificate of formation, operating agreement or similar organizational documents of Seller and each Seller Subsidiary, as currently in effect. As used in this Agreement, "Seller Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Seller Subsidiaries, taken as a whole; provided, however, that, the effects of changes that are generally applicable to (i) changes resulting from market fluctuations in the value of the Seller Subsidiaries' investment portfolio and (ii) the commutation of the Agreement of Reinsurance No. 8382 and the Agreement of Reinsurance No. 8429, each between the Seller Subsidiaries and General Reinsurance Corporation, if completed prior to Closing, shall be excluded from the determination of Seller Material Adverse Effect; and provided, further, that any adverse effect on the Seller Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Seller Material Adverse Effect.

           SECTION 2.2 Capitalization. Section 2.2 of the written statement delivered by Seller to Purchaser at or prior to the execution of this Agreement (the "Disclosure Schedule") sets forth the authorized, issued and outstanding capital stock of each Seller Subsidiary. All the outstanding shares of capital stock of the Seller Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Seller or any Seller Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in any Seller Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual or other obligations of any Seller Subsidiary to repurchase, redeem or otherwise acquire any capital stock of Seller or any Seller Subsidiary or (iii) voting trusts or similar agreements or understandings to which Seller or any Seller Subsidiary is a party with respect to the voting of the capital stock of any Seller Subsidiary.

           SECTION 2.3 Ownership of Stock. The Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws. All of the issued and outstanding shares of the stock of each of the Insurance Subsidiaries is owned by the Company free and clear of all Encumbrances other than restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws.

           SECTION 2.4 Authorization; Validity of Agreement. Seller and each Seller Subsidiary, as appropriate, has the power and authority to execute and deliver this Agreement and all the agreements and documents contemplated hereby, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Seller Subsidiary, as appropriate, of this Agreement, and all the agreements and documents contemplated hereby and thereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate action on the part of Seller or such Seller Subsidiary is necessary to authorize the execution and delivery by Seller and such Seller Subsidiary as, appropriate, of this Agreement and all the agreements and documents contemplated hereby and thereby and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the agreements and documents contemplated hereby has been duly executed and delivered by Seller and the Seller Subsidiaries, as appropriate, and (assuming due and valid authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of Seller and the Seller Subsidiaries, as appropriate, enforceable against Seller and the Seller Subsidiaries, as appropriate, in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           SECTION 2.5 Consents and Approvals; No Violations. Except as disclosed in Section 2.5 of the Disclosure Schedule and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) approvals or consents of any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") under insurance holding company laws of the states in which the Seller Subsidiaries are domiciled or as may be otherwise required by law, (c) applicable requirements under corporation or "blue sky" laws of various states and (d) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement or any agreement or document contemplated hereby by Seller or any Seller Subsidiary, as the case may be, nor the consummation by Seller or any Seller Subsidiary, as the case may be, of the transactions contemplated hereby or thereby will (i) violate any provision of the articles or certificate of incorporation, bylaws or other organizational documents of Seller or any Seller Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrances upon any of the properties or assets of Seller or any Seller Subsidiary under (or result in being declared void, voidable or without further binding effect) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, commitment or obligation to which Seller or any Seller Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller, any Seller Subsidiary or any of their properties or assets, (iv) require on the part of Seller or any Seller Subsidiary any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or (v) result in a termination, loss or adverse modification of any license, permit, certificate or franchise granted to, or otherwise held by, Seller or any Seller Subsidiary; except in the case of clauses (ii) through (v) for such violations, breaches, defaults or other events specified therein, which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would (A) not have a Seller Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or (B) become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

           SECTION 2.6 Financial Statements.

           (a) Seller has delivered to Purchaser the unaudited consolidated balance sheets of the Seller Subsidiaries as of December 31, 1997, and the related unaudited consolidated statements of income for each of the two years in the period ended December 31, 1997 (collectively, the "Financial Statements"). Except as set forth in Section 2.6 of the Disclosure Schedule, (i) the Financial Statements have been derived from the books and records of the Seller Subsidiaries and (ii) (A) the unaudited consolidated balance sheets included in the Financial Statements present fairly in all material respects, the financial position of the Seller Subsidiaries as of the respective dates thereof, and (B) the other related unaudited statements of income present fairly, in all material respects, the results of their operations for the periods therein specified, in each case prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP"), except for the absence of footnote disclosures, Statements of Cash Flows and Statements of Changes in Stockholders' Equity, all of which are required under GAAP.

           (b) Seller has delivered to Purchaser copies of audited statutory financial statements for each Insurance Subsidiary as of the year ended December 31, 1997, prepared in conformity with accounting practices prescribed or permitted by the respective state of domicile for each Insurance Subsidiary (collectively, the "STAT Financial Statements"). Each of the balance sheets included in the STAT Financial Statements fairly presents in all material respects the financial position of the applicable Seller Subsidiary as of December 31, 1997 and each statement of operations included in the STAT Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Subsidiary for the period therein set forth, in each case in accordance with statutory accounting practices prescribed or permitted by the respective state of domicile.

           (c) Notwithstanding any other provision of this Agreement (including Sections 2.6 and 2.7), Seller makes no representation or warranty with respect to (i) the items set forth in Section 2.6 of the Disclosure Schedule (the "Listed Items") or (ii) the reserves of the Seller Subsidiaries for losses or loss adjustment expenses (including, without limitation, whether such reserves or liabilities are adequate or sufficient). Purchaser acknowledges that nothing in this Agreement (including Sections 2.6 and 2.7) is intended to, or shall be construed to, provide a guaranty of the adequacy of (i) the Listed Items or (ii) the loss and loss adjustment expense reserves of Seller as shown in the Financial Statements or the STAT Financial Statements.

           SECTION 2.7 No Undisclosed Liabilities. Except as disclosed in
Section 2.7 of the Disclosure Schedule and as set forth in Section 2.6(c) above and except (a) for liabilities and obligations incurred in the ordinary course of business, consistent with past practices, after December 31, 1997, (b) for liabilities and obligations disclosed in the Financial Statements or the STAT Financial Statements and (c) for liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, since December 31, 1997, the Seller Subsidiaries have not incurred any liabilities or obligations that would constitute a Seller Material Adverse Effect.

           SECTION 2.8 Absence of Certain Changes. Except as (a) disclosed in Sections 2.6 or 2.8 of the Disclosure Schedule or (b) contemplated by this Agreement, since December 31, 1997, the Seller Subsidiaries have not (i) suffered any change constituting a Seller Material Adverse Effect, (ii) amended their articles or certificate of incorporation, bylaws or other organizational documents, (iii) materially changed their accounting principles, practices or methods, except as required by GAAP or applicable law, (iv) suffered any event or change or taken any action that would have violated Section 4.1(b) through
(m) below if it had occurred or been taken after the date hereof and (iv) the Company has not (x) split, combined or reclassified the Shares or (y) declared or set aside or paid any dividend or other distribution with respect to the Shares other than regular cash dividends which have been declared consistent with past practice and set forth in Section 2.8 of the Disclosure Schedule (excluding dividends or distributions payments made to Seller Subsidiaries).

           SECTION 2.9 Employee Benefit Plans; ERISA.

           (a) Section 2.9(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and agreements, (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all multiemployer plans (as defined in Section 4001(a)(3) of ERISA maintained or contributed to by the Seller Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Seller Subsidiaries, would be deemed a "single employer" within the meaning of Section 414 of the Code for the benefit of employees, former employees and directors of, and consultants of, and consultants to, the Seller Subsidiaries ("Benefit Plans").

           (b) With respect to each Benefit Plan, Seller has made available to Purchaser complete copies of the plan documents (including all amendments thereto) and, where applicable, the most recent summary plan description, all other material employee communications and the most recent Internal Revenue Service determination letter relating to such Benefit Plan.

           (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code, except where the failure to so administer such plan would not reasonably be expected to have a Seller Material Adverse Effect.

           (d) Except as disclosed in Section 2.9(d) of the Disclosure Schedule, no Benefit Plan provides medical or death benefits with respect to current or former employees of the Seller Subsidiaries beyond their termination of employment other than (i) to the extent required by applicable law , (ii) death benefits under any "pension plan" (as defined in Section 3(2) of ERISA) or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

           (e) Except as set forth in Section 2.9(e) of the Disclosure Schedule, all costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable law have been timely made.

           (f) No Benefit Plan is subject to Code Section 412.

           (g) The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code and to the knowledge of Seller, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

           (h) Except as set forth in Section 2.9(h) of the Disclosure Schedule, to the knowledge of Seller, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state, or federal.

           (i) There are no pending or, to the knowledge of Seller, threatened lawsuits or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) against or involving (i) any Benefit Plan or (ii) any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder relating to any Benefit Plan.

           (j) None of the Seller Subsidiaries have any intention or legally binding commitment to create any additional Benefit Plan, or to modify or change any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan.

           (k) Except as disclosed in Section 2.9(k) of the Disclosure Schedule, none of the Benefit Plans or employment contracts with any of the Seller Subsidiaries provide any benefits that become payable solely as a result of the consummation of this transaction.

           SECTION 2.10 Litigation. Except as disclosed in Section 2.10 of the Disclosure Schedule, there is no action, suit, proceeding or, to the knowledge of Seller or any Seller Subsidiary, investigation pending or, to the knowledge of Seller or any Seller Subsidiary, action, suit, proceeding or investigation threatened, involving the Seller Subsidiaries or any of their assets or their officers or directors as such, or challenging the validity or propriety of the transactions contemplated by this Agreement by or before any Governmental Entity or by any third party that is reasonably likely to have a Seller Material Adverse Effect. Except as disclosed in Section 2.10 of the Disclosure Schedule, no material orders, decrees, awards, sanctions or judgments exist against Seller or the Seller Subsidiaries, any of their assets or their officers or directors as such, other than those applicable to the industry as a whole in the jurisdiction where issued.

           SECTION 2.11 No Default; Compliance with Applicable Laws.

           (a) Except as disclosed in Section 2.11(a) of the Disclosure Schedule, none of the Seller Subsidiaries is in default or violation of any term, condition or provision of (i) its articles or certificates of incorporation, bylaws or similar organizational documents, (ii) any of the Material Agreements (as hereinafter defined) or (iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, or licenses, permits, consents, approvals and authorizations of any Governmental Entity ("Permits") applicable to any Seller Subsidiary including, without limitation, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and any unlawful discrimination, excluding from the foregoing clauses (ii) and
(iii), defaults or violations which would not have a Seller Material Adverse Effect or which become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser. Except as set forth on Disclosure Schedule 2.11(a) hereto, neither Seller nor any Seller Subsidiary has received any written notice since January 1, 1996 from any Governmental Entity alleging any violation described in clause (iii) or directing Seller or any Seller Subsidiary to take any remedial action with respect to such law, ordinance or regulation which in each case would have a Seller Material Adverse Effect.

           (b) Each Insurance Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the insurance contracts that it is currently writing in the respective states in which it conducts its business, with such authority listed state by state for each Insurance Subsidiary in Section 2.11(b) of the Disclosure Schedule. Each Insurance Subsidiary has all other material Permits necessary to conduct its business in the manner and in the areas in which it is presently being conducted by such Insurance Subsidiary, and all such material Permits are valid and in full force and effect.

           SECTION 2.12 Taxes. Except as disclosed in Section 2.12 of the Disclosure Schedule:

           (a) the Seller Subsidiaries have (i) timely filed or caused to be filed all Tax Returns (as hereinafter defined) required to be filed by them other than those Tax Returns the failure of which to file would not have a Seller Material Adverse Effect, and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the Seller Subsidiaries;

           (b) neither Seller nor the Seller Subsidiaries have received written notice of any ongoing or pending nor to the knowledge of Seller or the Seller Subsidiaries, there are no threatened federal, state, local or foreign audits or examinations of any Tax Return of the Seller Subsidiaries except a federal income tax examination which is currently in process for the tax year ended June 30, 1996;

           (c) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Seller Subsidiaries other than the six-month statute extension which results from filing of federal tax returns by the extended due date;

           (d) none of the Seller Subsidiaries is a party to an agreement providing for the allocation or sharing of Taxes, except with its common parent, FHS, which agreement will be terminated effective as of December 31, 1997; and

           (e) there are no material statutory liens for Taxes upon the assets of any Seller Subsidiary which are not provided for in the Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

           (f) No assessment, audit or other proceeding by any taxing authority is proposed, pending, or, to the knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Taxes or Tax returns of any of the Seller Subsidiaries.

           (g) No consent to the application of Section 341(f)(2) of the Code has been made or filed by or with respect to any of the Seller Subsidiaries or any of their assets and properties.

           (h) The Seller Subsidiaries have not taken any action that would require an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

           (i) There have not been, nor will there be from the date hereof through and including the Closing Date, any payments, or any agreements to make payments, which are contingent upon, or related to, the transactions contemplated hereunder and which would be "excess parachute payments" under
Section 280G of the Code.

           (j) The Seller Subsidiaries have not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor pro-visions thereof or any similar provision of state or other law with respect to any period for which the statute of limitations has not expired.

           "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

           SECTION 2.13 Property. Except as set forth in Section 2.13 of the Disclosure Schedule, each Seller Subsidiary has sufficient leaseholds or rights to real property to conduct its respective businesses as currently conducted in all material respects. Section 2.13 of the Disclosure Schedule lists all facility leases and agreements or rights to use facilities to which any of the Seller Subsidiaries is a party in any capacity. No notice of default has been given to Seller or any Seller Subsidiary, there is no existing default, and no conditions that, with notice or lapse of time, would constitute a default by any party to any such agreements.

           SECTION 2.14 Intellectual Property. Section 2.14 of the Disclosure Schedule lists all material trademarks, copyrights and patents owned or used by the Seller Subsidiaries in the conduct of their business, and states all royalties or license fees the Seller Subsidiaries pay for material proprietary rights used in any of their businesses. Except as disclosed in Section 2.14 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened claims of which Seller or the Seller Subsidiaries have been given written notice, by any person and neither Seller nor any Seller Subsidiary has asserted a claim against any person with respect to any patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, logos, assumed names and applications therefor and any know-how, technology, trade secrets or other proprietary information owned or used by the Seller Subsidiaries in their respective operations as currently conducted (collectively, the "Seller Intellectual Property"). The Seller Subsidiaries have such ownership of or such rights by license, lease or other agreement to Seller Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Seller Material Adverse Effect. Except as set forth in Section 2.14 of the Disclosure Schedule, to the knowledge of the Seller and the Seller Subsidiaries, the Seller Subsidiaries have taken all appropriate actions and made all appropriate applications and filings pursuant to applicable laws to perfect or protect their interest in the Seller Intellectual Property.

           SECTION 2.15 Contracts. Seller has delivered or listed in Section
2.15 of the Disclosure Schedule and made available to Purchaser copies of all written Material Agreements (as hereinafter defined). Except as set forth in
Section 2.15 of the Disclosure Schedule, each Material Agreement is in full force and effect and, to the knowledge of Seller and the Seller Subsidiaries, is valid and enforceable by the applicable Seller Subsidiary in accordance with its terms. Except as set forth in Section 2.15 of the Disclosure Schedule, none of Seller Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement; to the knowledge of Seller there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a breach of or a default under any Material Agreement; and to the knowledge of Seller, there have been no intentional waivers or releases of any rights or remedies of any Seller Subsidiaries under any Material Agreement except for such breaches, defaults or waivers the effect of which, individually or in the aggregate, would not have a Seller Material Adverse Effect. To the knowledge of Seller and the Seller Subsidiaries, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement. As used in this Agreement, "Material Agreement(s)" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which any Seller Subsidiary is a party or to which any Seller Subsidiary or any of its respective properties is subject that (i) obligates any Seller Subsidiary to pay an amount in excess of $150,000 in any twelve-month period beginning after December 31, 1997, (ii) provides for the extension of credit,
(iii) provides for a guaranty by any Seller Subsidiary of obligations of others in excess of $150,000, (iv) constitutes an employment agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty, (v) expressly limits, in any material respect, the ability of any Seller Subsidiary to engage in any line of business, compete with any person or expand the nature or geographic scope of its business, (vi) creates a joint venture, (vii) since January 1, 1996, involved the acquisition or disposition of a portion of the business or assets of any Seller Subsidiary that provided for an aggregate purchase price in excess of $5,000,000 (other than the sale of obsolete equipment or materials, in each case, in the ordinary course of business) (the "Disposed Businesses"), (viii) producer agreements that the Insurance Subsidiaries have entered into with the ten largest producers overall for the Insurance Subsidiaries taken as a whole and (ix) all excess of loss, quota share and aggregate stop reinsurance agreements and reinsurance assumed or fronting arrangements. Notwithstanding the foregoing, the term "Material Agreement(s)" does not include insurance contracts (including runoff contracts, reinsurance (other than as provided in clause (ix) above), retrocession agreements, surety agreements and financial guaranties, structured annuities for settlement of claims, agreements entered into with parties identified on Schedule M of the STAT Financial Statements, incentive commission agreements and agent and broker agreements (other than as provided in clause (viii) above)) entered into by the Seller Subsidiaries in the ordinary course of the insurance business except as specifically described above.

           SECTION 2.16 Labor Matters. Except as set forth in Section 2.16 of the Disclosure Schedule, (a) neither Seller nor any Seller Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (b) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against Seller or the Seller Subsidiaries, except for any such proceeding which would not have, individually or in the aggregate, a Seller Material Adverse Effect and (c) the Seller Subsidiaries are in material compliance with all applicable regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes. Set forth in
Section 2.16 of the Disclosure Schedule is a list of all (i) employment contracts, (ii) severance policies, (iii) compensation and bonus plans applicable to employees of the Seller Subsidiaries and (iv) historic bonus and compensation practices applicable to employees of the Seller Subsidiaries. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no material controversy pending or, to the knowledge of Seller or the Seller Subsidiaries threatened between the Seller Subsidiaries and any of their employees, and to the knowledge of Seller or the Sellers Subsidiaries there are not facts that could reasonably result in any such material controversy. The Seller Subsidiaries are not liable for any claims for past due wages, bonuses or compensation or any penalties for failure to pay such past due wages, bonuses or compensation.

           SECTION 2.17 Brokers or Finders. Except for the fees payable to Salomon Smith Barney and Shattuck Hammond Partners, Inc., which will be paid by Seller, Seller represents, as to itself and the Seller Subsidiaries, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

           SECTION 2.18 Transactions with Related Parties. Except as set forth in Section 2.18 of the Disclosure Schedule or with respect to inconsequential matters, no Affiliate of the Seller Subsidiaries has any contract for services, borrowed or loaned money or other property with, or made any material contractual or other claims on or against, any Seller Subsidiary or has any interest in any property used by any Seller Subsidiary. Seller has made available to Purchaser copies of all Forms B required to be filed by the Seller Subsidiaries with insurance regulatory authorities in calender year 1997.

           SECTION 2.19 Environmental Matters.

           (a) Definitions. The following terms, when used in this Section 2.19, shall have the following meanings:

                (i) "Seller Subsidiaries" for purposes of this Section 2.19 includes (A) Seller, (B) the Seller Subsidiaries, (C) all affiliates of the Seller Subsidiaries, and (D) all partnerships, joint ventures and other entities or organizations in which any Seller Subsidiary was at any time after January 1, 1993, or is a partner, joint venturer, member or participant.

                (ii) "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                (iii) "Hazardous Substance" means any pollutants, contaminants and any toxic, hazardous, infectious, carcinogenic, corrosive, ignitable or flammable chemical, chemical compound, material or waste, whether solid, liquid or gas, including asbestos, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law as hazardous or toxic.

                (iv) "Environmental Laws" mean all laws, rules, regulations, ordinances, orders or decrees as now in effect which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing distribution, handling or release or threatened release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health of persons, including protection of the health of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local statutes, laws, rules and regulations.

                (v) "Environmental Conditions" mean the release into the environment of any Hazardous Substance as a result of which any Seller Subsidiary has or may become liable to any person or entity or by reason of which any of the assets of any Seller Subsidiary may suffer or be subjected to any encumbrance or lien.

           (b) Environmental Representations. Except as set forth in Section 2.19(b) of the Disclosure Schedule and except for claims which individually or in the aggregate are not reasonably likely to have a Seller Material Adverse Effect, each Seller Subsidiary is in compliance in all material respects, with all Environmental Laws.

           (c) Notice of Violation. Neither Seller nor any Seller Subsidiary has received any written notice of alleged, actual or potential responsibility for, or any written inquiry or written notice of investigation regarding (i) any Release or threat-ened Release by any Seller Subsidiary or any Hazardous Substance at any location, or (ii) an alleged violation of or non-compliance by any Seller Subsidiary with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law. Neither Seller nor any Seller Subsidiary has received any written notice of any other claim, demand or action by any person or entity alleging any actual or threatened injury or damage to any person, entity, property, natural resource or the environment arising from or relating to any Release or threatened Release by any Seller Subsidiary of any Hazardous Substances.

           (d) Environmental Conditions. There are no present or past Environmental Conditions in any way relating to any Seller Subsidiary, the business or the assets of any Seller Subsidiary, except for any Environmental Conditions which individually or in the aggregate are not reasonably likely to have a Seller Material Adverse Effect.

           SECTION 2.20 Year 2000 Compliance. To the knowledge of Seller and the Seller Subsidiaries, no Seller Subsidiary owns or uses any application programs, databases, software or hardware (including distributed systems and imbedded chips), the performance of which will be adversely affected by dates after the commencement of the year 2000 ("Year 2000 Matters") except to the extent such adverse effects would not have a Seller Material Adverse Effect. Set forth in
Section 2.20 of the Disclosure Schedule is a description of the Seller Subsidiaries' compliance program with respect to Year 2000 Matters and a statement as to their progress in meeting such program's compliance schedule and goals as of the date hereof.

           SECTION 2.21 Insurance. Section 2.21 of the Disclosure Schedule sets forth the insurance carriers and areas of coverage with respect to the insurance policies of the Seller Subsidiaries.

           SECTION 2.22 Bank Accounts. Section 2.22 of the Disclosure Schedule sets forth a list of the Seller Subsidiaries' bank accounts, safe deposit boxes, and related powers of attorney, and identifies all persons authorized to draw thereon or have access thereto.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller as follows:

           SECTION 3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Purchaser Material Adverse Effect (as hereinafter defined). Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Purchaser Material Adverse Effect. As used in this Agreement, "Purchaser Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of Purchaser and its Subsidiaries, taken as a whole; provided, however, that any adverse effect on Purchaser and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Purchaser Material Adverse Effect.

           SECTION 3.2 Authorization; Validity of Agreement; Necessary Action. Subject to the approval of its stockholders, Purchaser has the corporate power and authority to execute and deliver this Agreement and all the agreements and documents contemplated hereby, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and all the agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, subject to stockholder approval by a majority of all stockholders entitled to vote, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and all the agreements and documents contemplated hereby, and the consummation by it of the transactions contemplated hereby. Stockholders holding or otherwise controlling the right to vote not less than 41.8% of the outstanding voting shares of the Purchaser have executed and delivered Voting Agreements to the Seller. This Agreement and all the agreements and documents contemplated hereby, have been duly executed and delivered by Purchaser and by certain of its stockholders as appropriate (and assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of Purchaser and such stockholders, as appropriate, enforceable against them in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           SECTION 3.3 Consents and Approvals; No Violations. Except as set forth in Section 3.3 of the written statement delivered by Purchaser to Seller at or prior to the execution of the Agreement (the "Purchaser Disclosure Schedule") and except for (a) filings pursuant to the HSR Act, (b) approvals or consents of Governmental Entities under insurance holding company laws of the states in which the Seller Subsidiaries are domiciled, (c) filings required pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (d) approval by Purchasers' stockholders and (e) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have a Purchaser Material Adverse Effect and would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

           SECTION 3.4 Acquisition for Investment. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

           SECTION 3.5 Financing. Purchaser has (i) entered into a valid, binding and enforceable stock purchase agreement and backup letter agreement with the Zurich Centre Investments Ltd. (collectively, the "IP Stock Purchase Agreement") with Insurance Partners, L.P. ("IP"), Insurance Partners Offshore (Bermuda), L.P. ("IPB") and Capital Z Partners, Ltd. ("Capital Z"), and (ii) received a written "highly confident letter" from Donaldson, Lufkin & Jenrette (together, the "Financing Agreements") for financing the consummation of the transactions contemplated hereby. IP, IPB and Capital Z have sufficient unencumbered funds unconditionally committed to fulfill their respective obligations under the IP Stock Purchase Agreement. The proceeds for such financing set forth in the Financing Agreements, together with Purchaser's cash on hand as of the date hereof and as of the Closing Date, will be sufficient to enable Purchaser to pay the full amount of the Purchase Price at the Closing. True and complete copies of each of the Financing Agreements have been provided to Seller by Purchaser.

           SECTION 3.6 Investigation by Purchaser. In entering into this Agreement, Purchaser:

           (a) acknowledges that, except for the specific representations and warranties of Seller contained in Article II, none of Seller, any Seller Subsidiary, or any of their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, the actuarial report entitled "An Actuarial Analysis of the Loss and Loss Adjustment Expense Reserves of Business Insurance Group as of December 31, 1997," prepared by Milliman & Robertson, Inc. (the "M&R Report"), supplemental information or other materials or information with respect to any of the above); and

           (b) agrees, to the fullest extent permitted by law, that Seller and its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives shall not have any liability or responsibility whatsoever to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis in respect of the specific representations and warranties of Seller set forth in Article II, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

           SECTION 3.7 Capital Adequacy; Solvency. Purchaser represents that immediately after the sale of the Shares and the other transactions contemplated herein, Purchaser (and any successor corporation) will have a positive net worth (calculated in accordance with GAAP) and will not be insolvent (as defined under the federal Bankruptcy Code (the "Bankruptcy Code") and in equity) and that the sale of the Shares and other transactions contemplated hereby and any borrowing by Purchaser in connection with such transactions will not have the effect of hindering, delaying or defrauding any creditors of Purchaser (or any successor corporation). Purchaser further represents that (A) upon consummation of the sale of the Shares and within the meaning of Section 548 of the Bankruptcy Code, the Seller Subsidiaries (and any successor corporations) will (i) have adequate capitalization, (ii) not have an unreasonably small capital with respect to the business or transactions engaged in or to be engaged in and (iii) not have incurred debts that would be beyond the ability of Purchaser (or any successor corporation) to pay as such debts mature and (B) the Purchase Price is a reasonably equivalent value in exchange for the Shares.

                                   ARTICLE IV

                                    COVENANTS

           SECTION 4.1 Interim Operations of Seller. Promptly upon the execution of this Agreement, Seller agrees that Purchaser may place certain senior executives, including Arnold Senter (the "Interim Consulting Team"), in interim consulting positions at the Company and the Insurance Subsidiaries pursuant to consulting arrangements which are reasonably acceptable to the parties and consistent with the terms of this Agreement. The Seller agrees to cause the Company and the Insurance Subsidiaries to take, or not take, such actions as the Interim Consulting Team may reasonably direct with respect to (i) the strategy and execution of the Seller Subsidiaries' underwriting, reinsurance, claims handling and other operational functions, and (ii) the restructuring of certain asset positions, both in the Seller Subsidiaries' investment portfolios and otherwise, each subject to Seller's approval, which will not be unreasonably withheld. The Interim Consulting Team will coordinate all of its activities under this Agreement through Jay M. Gellert, B. Curtis Westen and Maurice A. Costa or their designees. Notwithstanding any other provision of the Agreement, neither the Seller, nor any of the Seller Subsidiaries, shall be obligated to commute any insurance or reinsurance policy or otherwise take any action that may be reasonably expected to cause any Governmental Entity to require Seller or any of its Affiliates to make a capital contribution to the Seller Subsidiaries. Absent the written approval of one of the Interim Consulting Team, Seller covenants and agrees that, except (i) as contemplated by this Agreement (including the distribution of the Excluded Assets) or (ii) as disclosed in Section 4.1 of the Disclosure Schedule after the date hereof and prior to the Closing Date:

           (a) the business of the Seller Subsidiaries shall be conducted only in the ordinary and usual course of business and shall not include any actions inconsistent with the transactions contemplated hereby or by the agreements contemplated hereunder;

           (b) none of the Seller Subsidiaries will amend its articles or certificate of incorporation, bylaws or similar organizational documents;

           (c) the Company will not (i) split, combine or reclassify the Shares,
(ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, provided, that the Company may dividend or otherwise distribute or take any other necessary action to allow Seller to retain the Excluded Assets, (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or any capital stock of the Company, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

           (d) none of the Seller Subsidiaries shall (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for promotions in the ordinary course of business consistent with past practices, normal merit increases of five percent (5%) or less per annum in the ordinary and usual course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, with respect to which any necessary accruals have been made;

           (e) none of the Seller Subsidiaries shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, consistent with prior practice, acquire, sell, lease or dispose of any assets which, individually or in the aggregate, are material to the financial position or results of operations of the affected Seller Subsidiary;

           (f) none of the Seller Subsidiaries shall (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the affected Seller Subsidiary, (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice, (iv) pledge or otherwise encumber the Shares or any shares of any Insurance Subsidiary or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Encumbrance of any kind with respect to any such asset;

           (g) none of the Seller Subsidiaries shall (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business), (ii) other than capital expenditures provided for in the 1998 capital expenditures budgets of the Seller Subsidiaries, which budgets have been delivered or made available to Purchaser, authorize any new capital expenditure or expenditures which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $500,000 or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

           (h) none of the Seller Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

           (i) none of the Seller Subsidiaries shall materially change any of the accounting methods or practices used by it unless required by GAAP, statutory accounting practices or applicable law;

           (j) none of the Seller Subsidiaries shall settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $500,000 or otherwise is material to the Seller Subsidiaries taken as a whole, without the prior written consent of Purchaser, which consent will not be unreasonably withheld;

           (k) none of the Seller Subsidiaries shall make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any Affiliate, except (i) in accordance with the terms of the agreements set forth in Section 2.18 of the Disclosure Schedule, and (ii) in connection with Seller's retention of the Excluded Assets and the owned real property, as contemplated by this Agreement;

           (l) none of the Seller Subsidiaries shall amend the terms of the (i) Material Agreements, as disclosed in Section 2.15 of the Disclosure Schedule and
(ii) contracts, agreements or arrangements with any related party, as disclosed in Section 2.18 of the Disclosure Schedule, to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

           (m) none of the Seller Subsidiaries shall cancel any indebtedness or intentionally waive, release, grant or transfer any rights of substantial value to the affected Seller Subsidiary, except in the ordinary course of business and consistent with past practice, or forgive or waive any rights in connection with any loans to its officers, directors or other related individuals; and

           (n) neither Seller nor any Seller Subsidiary will authorize or enter into an agreement to do any of the foregoing.

           SECTION 4.2 Access to Information. Seller shall cause each Seller Subsidiary to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to its and its offices, properties, contracts, commitments, books and records (including but not limited to Tax Returns related solely to the Seller Subsid-iaries) and any report, schedule or other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and to use all reasonable efforts to cause its representatives to furnish promptly to Purchaser such additional financial and operating data and other information as to its businesses and properties as Purchaser or its duly authorized representatives may from time to time reasonably request and to make reasonably available the officers and employees of each Seller Subsidiary to answer fully and promptly reasonable questions put to them; provided, however, that nothing herein shall require Seller or the Seller Subsidiaries to disclose any information to Purchaser if such disclosure would violate applicable laws or regulations of any Governmental Entity. Unless otherwise required by law and until the Closing Date, Purchaser will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between Seller and Purchaser, dated as of January 6, 1998 (the "Confidentiality Agreement").

           SECTION 4.3 Tax Matters.

           (a) Section 338(h)(10) Election; Allocation of "Adjusted Grossed-Up Basis." Seller and Purchaser agree to elect under section 338(h)(10) of the Code to treat the sale of the Shares as a sale by the Company of all of its assets and a sale by the Insurance Subsidiaries of all their assets (the "Section 338(h)(10) Election") and shall make any such available election under any substantially similar state or local law, if requested by Seller. As reasonably requested by Seller, Purchaser shall take such actions as Seller deems necessary to effect the Section 338(h)(10) Election (including, without limitation, the timely filing of Internal Revenue Service Form 8023 (Corporate Qualified Stock Purchase Elections).

           (b) Allocation. On or before the date that is 30 days after the Closing Date, Purchaser shall provide to Seller a proposed allocation of the Purchase Price for the deemed sale of assets resulting from the making of the
Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of each of the Company and the Insurance Subsidiaries. On or before the date that is 60 days after the Closing Date, Seller and Purchaser shall agree upon a final allocation of such purchase price (the "Final Allocation"). Seller and Purchaser shall cooperate in developing the Final Allocation, provided, however, that Purchaser's allocation shall be presumed to be an allocation based upon the fair market values of the Seller Subsidiaries and that Seller shall have the burden of proof to demonstrate that such allocation is not an appropriate allocation.

           (c) Forms. On or before the date that is ten days before the Closing Date, Seller shall provide to Purchaser drafts of all forms, together with all drafts of required attachments thereto, other than allocation of the Purchase Price, required for making the Section 338(h)(10) Election and any such available election under any substantially similar state or local law if requested by Seller (the "Election Forms"). On the Closing Date, Seller shall deliver to Purchaser the Election Forms, properly executed by Seller or any proper Affiliate of Seller. Seller and Purchaser shall cooperate in drafting and making final the Election Forms, and any dispute with respect thereto shall be resolved pursuant to Section 4.3(n). Seller shall be responsible for filing the Election Forms with the proper taxing authorities, provided that Purchaser shall be responsible for filing any Election Form that must be filed with its Tax Returns.

           (d) Modification; Revocation. Purchaser and Seller each agrees that it shall not, and shall not permit any of its respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election, or any such available election under any substantially similar state or local law if requested by Seller, following the filing of the Election Forms, without the written consent of Purchaser or Seller, as the case may be.

           (e) Consistent Treatment. Purchaser and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable tax law.

           (f) Expenses Resulting from Section 338(h)(10) Elections. Purchaser and its Affiliates (including the Company and the Insurance Subsidiaries following the Closing), on the one hand, and Seller and its Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the Section 338(h)(10) Election and any such available elections under any substantially similar state or local law if requested by Seller.

           (g) Tax Sharing Agreement. The tax sharing agreement between, among others, each of the Seller Subsidiaries and its common parent, FHS, referenced in Section 2.12(d) shall be terminated effective as of April 30, 1998. After the Closing Date none of the Seller Subsidiaries, Seller, or any Affiliate of Seller shall have any further rights or liabilities thereunder, except to the extent stated on the balance sheet of the Seller Subsidiaries as of April 30, 1998 (using the Seller Subsidiaries' actual financial statements at and as of March 31, 1998, together with projected

April 30, 1998 results as provided by Salomon Smith Barney to the Purchaser), with all amounts then due being paid as soon as such amounts are determined but in no event later the Closing Date. This Agreement shall be the sole Tax sharing agreement relating to any Seller Subsidiary for all Pre-Closing Tax Periods.

           (h) Actions out of the Ordinary Course. If Purchaser causes or permits the Seller Subsidiaries or any Affiliate of Purchaser to take any action on the Closing Date other than actions contemplated by this Agreement or actions in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, Purchaser shall indemnify Seller for any resulting tax liability from such action.

           (i) Tax Indemnity. (i) Notwithstanding any other provisions of this Agreement, from and after the Closing Date, Seller shall be liable to, and shall indemnify and hold harmless, Purchaser and the Seller Subsidiaries against the following Taxes, but only for Taxes in excess of the sum of Taxes paid prior to December 31, 1997, Taxes accrued as current Taxes payable or reserves on the December 31, 1997 financial balance sheet, and Taxes accrued or paid after December 31, 1997 in the ordinary course of business, in accordance with past practice, with respect to business operations for the period of January 1, 1998 through the Closing Date: (A) Taxes imposed on the Seller Subsidiaries with respect to taxable years or periods ending on or before the Closing Date; (B) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Seller Subsidiaries which are allocable, pursuant to such clause (ii) hereof, to the portion of such taxable year or period ending on the Closing Date (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"); (C) Taxes imposed on any member of any affiliated group with which the Seller and the Seller Subsidiaries or any Seller Subsidiary files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period beginning before the Closing Date; (D) Taxes required to be paid or reimbursed by the Seller under subsection (i)(iii) hereof (to the extent such Taxes have not been paid by Seller); (E) Taxes or additional Taxes imposed on the Purchaser or the Seller Subsidiaries as a result of a breach of the representations and warranties set forth in Section 2.12 of this Agreement or of the covenants contained in this subsection (i) without duplication; or (F) Taxes or other payments required to be made after the date hereof by the Seller Subsidiaries to any party under any Tax sharing, indemnity or allocation agreement (whether or not written).

                (ii) In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat, for all purposes, the Closing Date as the last day of the taxable year or period of the Seller Subsidiaries, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this subsection (i). In any case where applicable law does not permit the Seller Subsidiaries to treat the Closing Date as the last day of the taxable year or period of the Seller Subsidiaries with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be:

                     (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or re ceipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

                     (y) in the case of Taxes not described in subparagraph (x) above that are imposed on a period basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

                (iii) The Seller shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

           (j) Purchaser and Seller Subsidiaries Indemnification. Except as otherwise provided in Section 4.3(i), Purchaser and the Seller Subsidiaries shall be liable for, and shall indemnify and hold Seller and any of its Affiliates harmless against, (i) any and all Taxes imposed on the Seller Subsidiaries relating or apportioned to any taxable year or portion thereof ending after the Closing Date and (ii) the loss of any tax benefit solely as a result of Purchaser's failure to take any action required under Section 4.3 necessary to effectuate the filing of the Section 338(h)(10) Election.

           (k) Refunds or Credits. At the reasonable request of Seller, Purchaser shall cooperate, or cause the Seller Subsidiaries to cooperate, with Seller in obtaining any refunds or credits (including interest thereon), other than any refunds or credits on the December 31, 1997 financial statements of the Seller Subsidiaries, relating to Taxes for which Seller may be liable under
Section 4.3(i); provided, however, that Purchaser shall not be required to file such claims for refund to the extent such claims for refund would have a material adverse effect in future periods or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; provided, however, it will not allow the amendment of any Tax Return relating to any Taxes for a period ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's consent. For purposes of this Section 4.3(k), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash.

           (l) Mutual Cooperation. As soon as practicable, but in any event within 30 days after either Seller's or Purchaser's request, Purchaser shall, or shall cause the Seller Subsidiaries to, deliver to Seller or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Seller Subsidiaries and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser or the Seller Subsidiaries to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, Purchaser and Seller shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.3(l). After such five-year period, Purchaser or Seller may dispose of such information, books and records, provided that prior to such disposition, Purchaser or Seller shall give the other party the opportunity to take possession of such information, books and records.

           (m) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, inform Seller within ten business days, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement except the Purchaser shall have the right to consent, which consent will not be unreasonably withheld, to any settlement to the extent such proceedings or settlement materially affect the amount of Taxes imposed on the Seller Subsidiaries for periods beginning after the Pre-Closing Periods. If Purchaser fails to provide such notice and such failure shall materially prejudice Seller's ability to defend such assessment, then Seller's obligation under Section 4.3(i) shall be null and void with regard to such assessment. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except that Seller shall have the right to consent, which consent shall not be unreasonably withheld, to any settlement to the extent such proceedings materially affect the amount of Taxes for which Seller is or may be liable under this Agreement.

           (n) Resolution of Disagreements Between Seller and Purchaser. If either Seller or Purchaser disagrees as to the amount of Taxes for which it may be liable under this Agreement or Seller and Purchaser are unable to agree as to the Final Allocation, the parties shall promptly consult each other to resolve such dispute following the receipt of written notice from either party to begin such consultation (the "Consultation Notice"). If any such point of disagreement cannot be resolved within 60 days of the date of the Consultation Notice, or in the case of the Final Allocation, within the 60-day period required by Section 4.3(b), as appropriate, Seller and Purchaser shall within ten days after such period jointly select a nationally recognized independent public accounting or law firm which has not, except pursuant to this Section 4.3(n), performed any services since January 1, 1993, for Seller or Purchaser or their respective Affiliates, to act as an arbitrator to resolve, within 60 days after its selection, all points of disagreement concerning tax matters with respect to this Agreement and presented to such accounting firm at the time of its selection. If the parties cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting firms to select such firm within five business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on Purchaser and Seller. The fees of such independent public accountants or law firm shall be divided equally between Seller and Purchaser. Seller and Purchaser shall (and shall cause the Seller Subsidiaries to) provide to such firm full cooperation. Such firm shall be instructed to reach its conclusion regarding the dispute within 60 days of its selection.

           (o) Survival of Obligations. The obligations of the parties set forth in Section 4.3 shall be unconditional and absolute, and shall remain in effect until the expiration of the applicable statutes of limitations.

           SECTION 4.4 Employee Matters.

           (a) As of the Closing Date, Purchaser shall cause the Seller Subsidiaries to continue to employ all persons who, immediately prior to the Closing Date, were employees ("Company Employees") of the Seller Subsidiaries on terms consistent with Purchaser's employment policies and benefit plans in general effect at that time. Such employment may be with Purchaser, its affiliates or with third party employee leasing companies, as determined by Purchaser and shall be on terms mutually satisfactory to each Company Employee and Purchaser. With respect to any employee benefits that are provided to Company Employees under any of Purchaser's employee benefit plans, programs, policies and arrangements, including vacation policies ("Purchaser Plans"), service accrued by Company Employees during employment with Seller and the Seller Subsidiaries prior to the Closing Date shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Nothing in this Section 4.4 shall require that the Purchaser (i) maintain any particular benefit plan or benefit in effect for any period of duration following the Closing Date, or (ii) continue to employ any individual for any period of duration following the Closing Date, except as required by any employment contract or laws.

           (b) Purchaser agrees to assume and honor, and cause the Seller Subsidiaries to assume and honor, without modification, all employment, severance, retention, other incentive agreements and arrangements, postretirement medical, dental and life insurance arrangements and all supplemental pension plans, as amended through the date hereof (each, an "Employee Arrangement"), for the benefit of any employees and former employees of the Company or any Company Subsidiary. The Employee Arrangements set forth in Section 4.4(b) of the Disclosure Schedule represent all the employment-related obligations of the Seller Subsidiaries that will remain in effect following the Closing Date.

           (c) Purchaser shall cause each Purchaser Plan to waive (i) any pre-existing condition restriction which was waived under the terms of any analogous Benefit Plan immediately prior to the Closing and (ii) waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Benefit Plan prior to the Closing. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Purchaser Plan for which deductibles or co-payments are required. For purposes of this Agreement, "Company Employees" shall include those Company Employees who, as of immediately prior to the Closing Date, are on lay-off, disability or leave of absence, paid or unpaid.

           (d) Purchaser shall have no liability or obligation whatsoever in connection with options to purchase FHS common stock that were granted by FHS to any Company employee; provided, however, that Company employees shall be eligible for Purchaser equity incentives, subject to the discretion of the compensation committee of the Board of Directors of the Purchaser.

           (e) As soon as practicable following the Closing Date, all Company Employees who are participants in the FHS 401(k) Associate Savings Plan, as amended and restated as of September 1, 1997, shall be given the opportunity to receive a distribution of their respective account balances and shall be given the opportunity to elect to "roll over" such account balance to the Superior National Insurance Company 401(k) Plan, as amended and restated (the "Superior 401(k) Plan"), in both cases subject to, and in accordance with, the provisions of such Plans and applicable law. Prior to such distributions, (i) Purchaser will provide FHS with such documents and other information as FHS shall reasonably request to assure itself that the Superior 401(k) Plan and the trust established pursuant thereto are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code and will accept eligible rollover distributions from Company Employees and (ii) FHS shall provide Purchaser with such documents and other information as Purchaser may reasonably request to assure itself that the FHS 401(k) Associate Savings Plan and the trust established pursuant thereto are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code and can make eligible rollover distributions. If as of the date hereof, the Superior 401(k) Plan will not accept eligible rollover distributions from Company Employees, Purchaser shall cause such plan to be so amended as soon as practicable following the Closing Date.

           SECTION 4.5 Publicity. Purchaser and Seller shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other and use reasonable efforts to agree upon the text of any press release before issuing it or otherwise making public statements with respect to the transactions contemplated by this Agreement.

           SECTION 4.6 Approvals and Consents; Cooperation; Notification.

           (a) The parties shall use all reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all Permits and third-party consents necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Purchaser and Seller shall have the right to review in advance, to the extent reasonably practicable, and shall consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, the Seller Subsidiaries or Purchaser, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall, to the extent reasonably requested, also promptly deliver to the other party a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof).

           (b) Seller and Purchaser shall use all reasonable efforts to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

           (c) Without limiting the generality of the foregoing, within 20 business days after the date hereof, Purchaser shall, if applicable as required by law, make Form A filings with the insurance departments of the states listed in Section 2.11(b) of the Disclosure Schedule with respect to the transactions contemplated hereby. Purchaser shall promptly make any and all other filings and submissions of information with such insurance departments which are required or requested by such insurance departments to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. Seller agrees to furnish Purchaser with such information and reasonable assistance as Purchaser may reasonably request in connection with its preparation of such Form A filings and other filings or submissions. Purchaser shall keep Seller fully apprised of its actions with respect to all such filings and submissions and shall provide Seller with copies of such Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement (except for any confidential portions thereof).

           (d) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

           (e) Seller shall give prompt notice to Purchaser of the occurrence of any Seller Material Adverse Effect, and Purchaser shall give prompt notice to Seller of the occurrence of any Purchaser Material Adverse Effect. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

           SECTION 4.7 No Solicitation. Seller shall not, directly or indirectly, through any Affiliate, officer, director, employee, investment banker, attorney, representative or agent of Seller or any of the Seller Subsidiaries, solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Seller Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Seller Subsidiaries, other than the transactions contemplated by this Agreement.

           SECTION 4.8 Excluded Assets, Real Property.

           (a) Seller and the Seller Subsidiaries shall take all actions necessary to cause the Excluded Assets to be transferred (by dividend or otherwise) to one or more other Affiliates of Seller so that such other Affiliates acquire valid title to the Excluded Assets prior to the Closing.

           (b) Seller and the Seller Subsidiaries shall take all actions necessary to cause all right, title or interest in any real property owned by any Seller Subsidiary prior to the Closing Date, whether held for use or for investment, to be transferred (by dividend or otherwise) to one or more other Affiliates of the Seller so that such other Affiliates prior to the Closing acquire all ownership rights and title to such real property assets previously held by a Seller Subsidiary. Seller, or another Affiliate of the Seller, shall replace the book value of all the owned real estate assets so transferred with cash (or cash equivalents reasonably acceptable to Purchaser) equal in value to such book value at the date of transfer.

           SECTION 4.9 Intercompany Accounts.

           All intercompany accounts and Item 5 on Section 2.18 of the Disclosure Schedule (an administrative service agreement between the Company and FHS, effective 10/1/97), including, without limitation, the August 23, 1994 promissory note from Seller to CalComp in the principal amount of $10,000,000, as set forth in Section 4.9 of the Disclosure Schedule, between the Seller Subsidiaries, on the one hand, and Seller or its Affiliates on the other hand ("Intercompany Accounts") will be terminated at or before the Closing, and, if practicable, settled at or before the Closing, and if not, then as soon as practicable after the Closing Date and, in any event, within 60 days thereafter, provided, that all principal and accrued interest under the promissory notes set forth in Section 4.9 of the Disclosure Schedule will be paid in full at the Closing.

           SECTION 4.10 Reserve Cover.

           (a) Prior to the Closing, Seller shall cause the Seller Subsidiaries to purchase $150,000,000 of adverse development protection on loss and allocated loss adjustment expense reserves for claims occurring on or before December 31, 1997, pursuant to the Reinsurance Agreement. If Purchaser should determine while the Reinsurance Agreement is in effect to commute it, Purchaser shall pay to Seller, as soon as is practicable, one-half of (a) the then fair market value of the returned assets less (b) the sum of (i) the then net present value (using a discount rate reasonably acceptable to the parties) of the commuted reserves, plus (ii) the tax cost of the commutation. Should Seller and Purchaser not agree upon the fair market value of such assets, the net present value of such commutation reserves or the tax costs of such commutation, they shall mutually retain Ernst & Young LLP ("E&Y") to act as an independent actuary (the "Independent Actuary") to determine the correct value and shall be bound by its determination. If E&Y shall decline to serve in such capacity or has a conflict with either of the parties, the parties shall agree on the appointment of the Independent Actuary within a 10 day period. If the parties cannot agree upon the selection of the Independent Actuary within a ten-day period, they shall cause their respective accounting firms to select such firm within five business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on Purchaser and Seller. Seller and Purchaser shall (and shall cause the Seller Subsidiaries to) provide to such firm full cooperation. Such firm shall be instructed to reach its conclusion regarding the dispute within 60 days of its selection. The cost of the Independent Actuary's services shall be evenly borne by Seller and Purchaser and shall be paid by Purchaser out of the commutation savings proceeds, evenly reducing the proceeds available to each party, prior to paying to Seller its portion of the commutation savings.

           (b) Within 60 days of the date hereof (but in any event at least five days prior to the Closing Date), Purchaser may request, in writing, and, if requested, Seller agrees it shall cause the Seller Subsidiaries to increase the amount of reinsurance cover by $25,000,000, consistent with the terms of the Reinsurance Agreement, for aggregate ultimate net losses incurred by Seller Subsidiaries on or prior to June 30, 1998 for losses occurring on or prior to that portion of the 1998 accident year commencing on January 1, 1998 to and including June 30, 1998, in exchange for a

$5,000,000 increase in the purchase price payable at the Closing by Purchaser pursuant to Section 1.2.

           SECTION 4.11 Audited Financial Statements; Quarterly Statements.

           (a) As soon as practical after the date hereof but in no event after 45 days following the date hereof, Seller shall deliver to Purchaser audited GAAP financial statements for the Seller Subsidiaries, on a consolidated basis, for each of the years ended on December 31, 1995, December 31, 1996 and December 31, 1997, including a balance sheet as of the latter two dates, and the statements of operations, shareholders' equity and cash flows, and the related management letters for the periods ending on each of such dates (collectively the "Audited Financial Statements").

           (b) Within 30 days after the end of each fiscal quarter after the date hereof prior to the Closing, Seller shall deliver to Purchaser quarterly GAAP financial statements (the "Quarterly Financial Statements") for the Seller Subsidiaries, on a consolidated basis, including a balance sheet as of the end of each quarter and statements of operations for each 1998 quarterly period then ended, in a form sufficient for filing as part of Purchaser's proxy statement.

           (c) Upon the reasonable request of Purchaser, Seller shall promptly provide, or cause to be provided, to Purchaser such information as may be reasonably required by Purchaser in connection with its Proxy Statement (as defined below) and all other documents required to be filed by Purchaser in order to consummate the transactions contemplated hereby.

           SECTION 4.12 Related Party Service Agreements. Purchaser shall enter into the Service Agreements with certain related parties of Seller on terms consistent with the terms of Exhibits B-1 through B-4.

           SECTION 4.13 Lease Renewals. Purchaser and Seller shall use all reasonable efforts in good faith to negotiate leases of three years in duration (or such shorter period of time as may be remaining on the applicable underlying lease) for all properties and facilities of the Seller Subsidiaries where the use of such property or facility by a Seller Subsidiary is not the subject of a lease, or the use by an Affiliate of a Seller Subsidiary is not the subject of a lease. The monthly rents payable on such new leases will be equal to the total monthly rental cost of the Seller's Affiliate for such facility times the percentage of the space (based on square footage) to be used by the Seller Subsidiary. All lease agreements in effect on the date of this Agreement shall be honored for their remaining term by both Purchaser and Seller.

           SECTION 4.14 Further Assurances. (a) Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

           (b) Purchaser will use all reasonable efforts to cause a stockholder or stockholders of Purchaser holding at least 5% of the outstanding common stock of Purchaser who have not entered into Voting Agreements on or prior to the date hereof to enter into a Voting Agreement as soon as practicable after the date hereof.

           SECTION 4.15 State Insurance Regulatory Approval for CCIC. Notwithstanding the provision of Section 6.1(c), in the event that Purchaser is unable to obtain state insurance regulatory approval to acquire CCIC within five
(5) business days after the receipt of state insurance regulatory approval for all of the other Insurance Subsidiaries, Seller shall have the right to treat CCIC as an "Excluded Asset" by providing written notice (the "CCIC Notice") to Purchaser of its election to distribute the stock of CCIC out of the Company. Following delivery of the CCIC Notice:

                (i) CCIC will be deemed to be an "Excluded Asset" and will no longer be treated as an "Insurance Subsidiary" for all purposes under the Agreement;

                (ii) the Purchase Price will be reduced by 80% of the net book value of CCIC included in the most recent Quarterly Financial Statement delivered to Purchaser (the "CCIC Value");

                (iii) Purchaser and Seller agree to negotiate in good faith to enter into an interim management agreement prior to Closing pursuant to which Seller will agree to continue to operate CCIC, at Purchaser's full cost and risk, consistent with the terms of Section 4.1 of this Agreement until Seller is able to secure the necessary state insurance regulatory approval to acquire all of the capital stock of CCIC;

                (iv) Seller agrees that it will take all steps reasonably necessary to secure such state insurance regulatory approval as soon as possible after the delivery of the CCIC Notice;

                (v) Purchaser agrees that it will purchase the capital stock of CCIC from Seller or its Affiliates, subject only to receipt of the necessary state insurance regulatory approvals and the Closing, for a price equal to the CCIC Value plus interest on such amount from the date of Closing until the date of purchase of the capital stock of CCIC accruing at a rate of 10% per annum (the "CCIC Purchase");

                (vi) upon consummation of the CCIC Purchase, CCIC will be deemed to be an "Insurance Subsidiary" as of the Closing Date; and

                (vii) notwithstanding the foregoing, Seller will be free to sell the capital stock or assets of CCIC to a third party at any time after twelve (12) months after the Closing Date after which time Purchaser will no longer have the obligation to purchase CCIC pursuant to this Section 4.15.

           SECTION 4.16 Stockholder Approval and Financing. Purchaser shall, as promptly as practicable, after the date hereof prepare and file with the Securities Exchange Commission a proxy statement (the "Proxy Statement") and take such other actions necessary in accordance with applicable law and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the approval of the transaction contemplated by the Financing Agreements in connection with the consummation of the transactions contemplated by this Agreement. The Proxy Statement shall include the recommendation of the Board of Directors of Purchaser that its stockholders vote in favor of those matters requiring their approval in order to consummate the transactions contemplated by this Agreement and the Financing Agreements. The Board of Directors of Purchaser shall take all reasonable steps to solicit and obtain such approval. The Purchaser agrees to use its best efforts to arrange and complete financing of the transactions as contemplated by the Financing Agreements, including taking all steps necessary to enforce its rights under the Financing Agreements. Purchaser further agrees that prior to the Closing it will not amend the terms of the IP Stock Purchase Agreement without the prior written consent of Seller if such amendments would adversely effect the completion of the Financing Agreements.

                                    ARTICLE V

                                 INDEMNIFICATION

           SECTION 5.1 Indemnification by Seller. Subject to the limits set forth in this Article V, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors, agents and Affiliates (the "Purchaser Indemnified Parties"), harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals and losses in connection with any clean-up or remedial action pursuant to Environmental Laws), (collectively, "Losses"), that they may incur arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or the Disclosure Schedule; provided, however, that Seller shall have no liability to Purchaser under this Section 5.1 unless Purchaser Indemnified Parties shall have met the aggregate deductible requirements of
Section 5.3. Notwithstanding any other provision of this Agreement, including this Section 5.1, the Seller shall have no obligation to indemnify, or otherwise have any liability to, the Purchaser Indemnified Parties for any Loss arising out of, or relating to the business or operations of the Seller Subsidiaries following the date hereof (the "Excluded Losses"), including without limitations any Excluded Breach (as defined below) unless written notice of a Loss occurring during the first 20 business days after the date hereof is provided as contemplated by Section 7.1(e) within 35 days following the date hereof.

           SECTION 5.2 Indemnification by Purchaser. Subject to the limits set forth in this Article V, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and Affiliates, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement and (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against Seller or any of its Affiliates at any time after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products, environmental conditions or violations of Environmental Laws and/or employees (including former employees) of the Seller Subsidiaries relating to or arising out of or in connection with occurrences after the Closing Date and (y) do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement;

           SECTION 5.3 Survival of Representations and Warranties. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of one year from the Closing Date; provided, however, that the representations and warranties contained in Section 2.12 shall be governed by Section 4.3 and the representations and warranties contained in Section 2.19 will survive the Closing Date for a period of two years from the Closing Date; provided, further, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such one year or two years time period, as applicable, in accordance with Section 5.4. Other than as stated in the tax indemnity in Section 4.3, anything to the contrary contained herein notwithstanding, neither party shall be entitled to recover from the other unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Article V or otherwise (other than, in each case, the Excluded Losses), exceeds $5,000,000 and then only for the amount by which such claims for indemnity or damages exceed $5,000,000; provided, however, that no party shall be entitled to recover from the other more than $50,000,000 in the aggregate pursuant to this Article V.

           SECTION 5.4 Notice and Opportunity to Defend. If an event occurs which a party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification shall promptly notify the other party obligated to provide indemnification (the "Indemnifying Party"). If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. If any such action is brought against any party seeking indemnification and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, at its cost, risk and expense to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification, unless the named party to such action or proceeding includes both an Indemnifying

Party and a party seeking indemnification and the party seeking indemnification has been advised in writing by counsel that there may be one or more legal defenses available to such party that are different from or additional to those available to the Indemnifying Party, in which event the party seeking indemnification shall be entitled, at the Indemnifying Party's reasonable cost and expense to separate counsel of its own choosing reasonably acceptable to the Indemnifying Party. After notice from the Indemnifying Party to the party seeking indemnification of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. The Indemnifying Party shall be entitled to compromise or settle any claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the party being indemnified, such consent not to be unreasonably withheld. If an Indemnifying Party fails to assume the defense of a claim within 30 calendar days after receipt of the notice of claim by the Indemnifying Party, the party seeking indemnification, against which such claim has been asserted, will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake, at the Indemnifying Party's reasonable cost and expense subject to the limitations set forth in this Article V, the defense, compromise or settlement of such claim on behalf of and for the account of the Indemnifying Party subject to the limitations set forth in this
Article V; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the party seeking indemnity assumes the defense of the claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which will not be unreasonably withheld.

           SECTION 5.5 Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of the other party (hereinafter referred to as an "Indemnitee") pursuant to this Article V and
Section 4.3 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and
(ii) to take account of any tax benefit actually realized as a result of any Indemnifiable Loss, less the cost of procuring such insurance proceeds or tax benefit. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment." If an Indemnitee has received or has had paid on its behalf an Indemnity Payment for an Indemnifiable Loss and subsequently receives insurance proceeds for such Indemnifiable Loss, or realizes any tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall (i) promptly notify the Indemnifying Party of the amount and nature of such proceeds and benefits, together with the cost of procuring them, and (ii) pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit (reduced by such procurement cost), or, if lesser, the amount of the Indemnity Payment.

           SECTION 5.6 Mitigation of Loss. Each Indemnitee is obligated to use its reasonable efforts to mitigate the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to comply with the foregoing obligation.

           SECTION 5.7 Subrogation. Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

           SECTION 5.8 Tax Indemnification. None of the provisions of this
Article V, with the exception of Section 5.5, shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.3, which shall be governed solely by the terms thereof.

           SECTION 5.9 Set-Off. Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement or the Service Agreements, except as otherwise expressly provided herein or therein.

           SECTION 5.10 Exclusive Remedy. Following the Closing, the indemnities provided for in this Article V shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date). The parties shall not be entitled to a recission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive, provided, however, that nothing herein is intended to waive any claims for intentional fraud.

                                   ARTICLE VI

                                   CONDITIONS

           SECTION 6.1 Conditions to Each Party's Obligation to Effect the Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

           (a) no arbitrator or Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement; provided that the parties shall have used all reasonable efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted;

           (b) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

           (c) the required state insurance regulatory approvals of the consummation of the transactions contemplated hereunder (the "State Insurance Regulatory Approval"), including the approval of the California Department of Insurance pursuant to California Insurance Code Section 1215 et seq., shall have been obtained, provided, that if Purchaser is unable to obtain Insurance Regulatory Approval for CCIC and Seller has exercised its right under Section
4.15 to treat CCIC
as an Excluded Asset, this Section 6.1(c) shall be deemed satisfied with respect to CCIC; and

           (d) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be.

           SECTION 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

           (a) the representations and warranties of Seller shall be true and accurate as of the Closing Date as if made at and as of such time (other than (i) Section 2.8 and (ii) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except (x) where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have, a Seller Material Adverse Effect or (y) where the failure of such representations to be true and accurate arises out of, or relates to, the business or operations of the Seller Subsidiaries following the date hereof (an "Excluded Breach"), unless written notice of such failure or inaccuracy occurring within the first 20 business days after the date hereof is provided as contemplated by Section 7.1(e) within 35 days following the date hereof;

           (b) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date;

           (c) Purchaser shall have received an incumbency certificate and a certificate signed by two executive officers of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

           (d) the Seller Subsidiaries shall have entered into the Reinsurance Agreement;

           (e) all Intercompany Accounts have been terminated as of the Closing Date;

           (f) Seller shall have entered into the Transitional Services Agreement contemplated by Exhibit B-4 hereto;

           (g) Purchaser shall have received letters of resignation from each of the members of the Board of Directors of each Seller Subsidiary, which resigna-tions shall be effective as of the Closing Date;

           (h) the Company shall have no subsidiaries other than the Insurance Subsidiaries; and

           (i) Seller shall have delivered copies to Purchaser of all certificates of good standing, certificates of qualification and certificates of authority for each Seller Subsidiary consistent with the disclosure provided in Section 2.11(b) of the Disclosure Schedules.

           SECTION 6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

           (a) the representations and warranties of Purchaser shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Purchaser Material Adverse Effect;

           (b) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

           (c) Seller shall have received an incumbency certificate and a certificate signed by two executive officers of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and
Section 6.3(b) have been satisfied;

           (d) Purchaser shall have delivered executed copies of each of the Service Agreements; and

           (e) at the Closing, Purchaser shall have delivered to Seller a certificate (which certificate shall survive the Closing) to the effect that (i) Purchaser has conducted and is satisfied with the results of its business, accounting and legal due diligence review of the Shares and the business and affairs of Seller and the Seller Subsidiaries and (ii) in completing the transactions contemplated in accordance with this Agreement, Purchaser has not and is not relying on any representation or warranty of Seller or the Seller Subsidiaries which is not expressly stated in this Agreement.

                                   ARTICLE VII

                                   TERMINATION

           SECTION 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

           (a) by the mutual consent of Seller and Purchaser;

           (b) by Seller or Purchaser:

                (i) if the Closing shall not have occurred on or prior to November 30, 1998 (or December 31, 1998 if the only condition remaining unfulfilled at November 30, 1998 is approval by any required Governmental Entity and Seller and Purchaser are continuing to seek to obtain such approval); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

                (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

           (c) by Seller if Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Purchaser Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; provided, however, that if any such breach is curable within a reasonable period of time by Purchaser through the exercise of Purchaser's best efforts and for so long as Purchaser shall be so using its best efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 7.1(c);

           (d) by Purchaser if Seller (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect (other than Excluded Breaches) and such breach would have a Seller Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; provided, however, that if any such breach is curable within a reasonable period of time by Seller through the exercise of Seller's best efforts and for so long as Seller shall be so using its best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 7.1(d);

           (e) by Purchaser if, from the date of this Agreement through to the Closing Date, there shall have occurred a "Material Adverse Change," as hereinafter defined, in the financial condition, business or operations of the Seller Subsidiaries, taken as a whole. A "Material Adverse Change", for purposes of this Section 7.1(e), means (i) during the twenty (20) business days following the date of this Agreement, any change in the business or operations of the Seller Subsidiaries that meets the definition of a Seller Material Adverse Effect and with respect to which Purchaser provides Seller, within thirty-five
(35) days following the date hereof, written notice of its desire to terminate this Agreement pursuant to this Section 7.1(e) and (ii) after such twenty (20) business day period, subject to the right to provide written notice as provided by the immediately preceding clause (i), until the Closing Date, a change in the business or operations of the Seller Subsidiaries that meets the definition of a Seller Material Adverse Effect, other than a Seller Material Adverse Effect arising out of, or relating to, the business or operations of the Seller Subsidiaries after the date hereof or the matters disclosed in the Disclosure Schedules; or

           (f) by Seller if (x) Purchaser, its board of directors or officers fails to recommend to Purchaser's stockholders, or withdraws, revokes or otherwise adversely modifies its approval or recommendation of the transactions contemplated hereby or (y) the stockholders of Purchaser fail to approve those matters requiring their approval in order to consummate the transactions contemplated hereby.

           SECTION 7.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to
Section 7.1, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

           (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

           (b) all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

           (c) neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 7.2,
(ii) for any willful breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.

           SECTION 7.3 Breakup Fee. In the event that the conditions to closing set forth in Article VI with respect to a party have been met and there is no basis for such party to terminate this Agreement pursuant to Section 7.1, yet, upon written request, such party does not agree upon and does not meet a reasonable schedule to set the Closing Date and complete the Closing, then such party shall be deemed to have wrongfully failed to close and the other party shall be entitled to: (a) obtain injunctive relief to require the Closing to occur; or (b) receive a $15,000,000 payment from the other party and seek additional monetary damages from the other party, if any, provided, however, that the occurrence of the Closing shall preclude in full the availability of alternative (b). In addition, in the event Seller terminates the Agreement pursuant to Section 7.1(f), Seller shall be entitled to receive a $15,000,000 payment from Purchaser and seek additional monetary damages, if any. Any payment required above shall be paid in immediately available funds within three (3) business days of the demand for such payment and shall accrue interest at LIBOR plus 2% per annum. For the purposes of this Agreement, "LIBOR" shall mean "LIBOR" as defined in FHS's senior credit facility.

                                  ARTICLE VIII

                                  MISCELLANEOUS

           SECTION 8.1 Governing Laws and Consent to Jurisdiction. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties. Each party irrevocably submits to the exclusive jurisdiction of the federal courts of the United States of America located in Los Angeles County, California (and federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

           SECTION 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein.

           SECTION 8.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon actual receipt or when delivered by hand or by FedEx or a similar overnight courier, (ii) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed or
(iii) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clause (i) or (ii) above), to the receiving party during regular business hours at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice), provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt:

           (a) if to Purchaser, to:

                     Superior National Insurance Group, Inc.
                     26601 Agoura Road
                     Calabasas, California 91302
                     Telephone No.: (818) 880-1600
                     Telecopy No.:  (818) 880-8615
                     Attention:  J. Chris Seaman

                     with a copy to:

                     Riordan & McKinzie
                     5473 Corsa Avenue, Suite #116
                     Westlake Village, California  91362
                     Telephone No.: (818) 706-1800
                     Telecopy No.:  (818) 706-2956
                     Attention:  Dana M. Warren, Esq.

           (b) if Seller, to:

                     Foundation Health Systems, Inc.
                     225 North Main
                     Pueblo, CO  81003
                     Telephone :  (719) 585-8077
                     Telecopy No: (719) 585-8175
                     Attention: General Counsel

           with a copy to:

                     Skadden, Arps, Slate, Meagher &
                     Flom (Illinois)
                     333 West Wacker Drive
                     Chicago, Illinois 60606
                     Telephone No.: (312 407-0700
                     Telecopy No.:  (312 407-0411
                     Attention:  Peter C. Krupp, Esq.

           SECTION  8.4 Interpretation.

           (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the term "Affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Securities Exchange Act of 1934, as amended. The phrases "to the knowledge of," "to a party's best knowledge," or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president or chief financial officer and any officer superior to any of the foregoing, of the referenced party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 5, 1998. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the city of Los Angeles are open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

           (b) The Disclosure Schedule shall be construed with and as an integral part of this Agreement as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

           (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

           (d) Notwithstanding the provisions of Section 1.2, the Purchase Price shall be increased by the amount of any capital contributions made to the Company after December 31, 1997 in order to fund any capital contributions or any other payment (a "Governmental Payment"), in an amount not to exceed $25,000,000, which are required by any Governmental Entity (as defined below) and such increase shall be payable by wire transfer of immediately available funds to an account designated by Seller; provided that an increase in the Purchase Price attributable to Governmental Payments in excess of $10,000,000 shall be paid in the form of a senior note from Purchaser (the "Purchaser Note") with the principal amount thereon due three years from the Closing Date and bearing a rate of interest, payable quarterly, equal to the interest on the senior notes to be issued by Purchaser pursuant to the Financing Agreements. The Purchaser Note, if any, shall be in a form reasonably acceptable to Seller and Purchaser.

           SECTION 8.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

           SECTION 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Disclosure Schedule (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) except as provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           SECTION 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           SECTION 8.8 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

           SECTION 8.9 Specific Performance. Each party acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, subject to the terms of Section 7.3, the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 8.1.

           SECTION 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

           SECTION 8.11 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby is consummated, provided that Purchaser shall pay all fees associated with any filings made under the HSR Act in connection with the transactions contemplated by this Agreement.

           SECTION 8.12 Waivers. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        FOUNDATION HEALTH CORPORATION


                                        By:    /s/ B. CURTIS WESTON
                                               ---------------------------------
                                        Name:  B. CURTIS WESTON
                                        Title: SR. VP, GEN. COUNSEL & SECRETARY

                                        SUPERIOR NATIONAL INSURANCE GROUP, INC.


                                        By:
                                               ---------------------------------
                                        Name:
                                        Title:


                                        By:    /s/ J. CHRIS SEAMAN
                                               ---------------------------------
                                        Name:  J. CHRIS SEAMAN
                                        Title: Chief Financial Officer

                                     ANNEX A

                             INDEX OF DEFINED TERMS


                                                            Defined in
Terms                                                        Section
-----                                                       ----------
Acquisition Proposal......................................   4.7
Adjusted Grossed-Up Basis.................................   4.3(a)
Affiliate(s)..............................................   8.4(a)
Agreement.................................................   Preamble
Audited Financial Statements..............................   4.11(a)
Axis......................................................   Preamble
Bankruptcy Code ..........................................   3.7
Benefit Plans.............................................   2.9(a)
BIC.......................................................   Preamble
business day..............................................   8.4(a)
CalComp...................................................   Preamble
Capital Z.................................................   3.5
CBIC......................................................   Preamble
CCIC......................................................   Preamble
CCIC Notice...............................................   4.15
CCIC Purchase.............................................   4.15(v)
CCIC Value................................................   4.15(ii)
Closing...................................................   1.3(a)
Closing Date..............................................   1.3(a)
Code......................................................   Preamble and 2.12(g)
Company Employees.........................................   4.4(a), 4.4(c)
Company...................................................   Preamble
Confidentiality Agreement.................................   4.2
Consultation Notice.......................................   4.3(n)
Disposed Businesses.......................................   2.15
Disclosure Schedule.......................................   2.2
E&Y.......................................................   4.10(a)
Election Forms............................................   4.3(c)
Employee Arrangement......................................   4.4(b)
Encumbrances..............................................   1.1
Environmental Conditions..................................   2.19(a)(v)

                                                            Defined in
Terms                                                        Section
-----                                                       ----------
Environmental Laws........................................   2.19(a)(iv)
ERISA.....................................................   2.9(a)
ERISA Affiliate...........................................   2.9(a)
Excluded Assets...........................................   Preamble
Excluded Breach...........................................   6.2(a)
Excluded Losses...........................................   5.1
FHS.......................................................   Preamble
Final Allocation..........................................   4.3(b)
Financial Statements......................................   2.6(a)
Financing Agreements......................................   3.5
FIRMS.....................................................   Preamble
GAAP......................................................   2.6(a)
Governmental Entity.......................................   2.5
Governmental Payment......................................   1.2
Hazardous Substance.......................................   2.19(a)(iii)
HSR Act...................................................   2.5
Indemnifiable Loss........................................   5.5
Indemnifying Party........................................   5.4
Indemnitee................................................   5.5
Indemnity Payment.........................................   5.5
Independent Actuary.......................................   4.10(a)
Insurance Subsidiaries....................................   Preamble
Intercompany Accounts.....................................   4.9
Intercompany Note.........................................   Preamble
Interim Consulting Team...................................   4.1
Interim Period ...........................................   4.3(i)
IP........................................................   3.5
IPB.......................................................   3.5
IP Stock Purchase Agreement...............................   3.5
Listed Items..............................................   2.6(c)
LIBOR.....................................................   7.3
Losses....................................................   5.1
M&R Report................................................   3.6(a)
Material Adverse Change...................................   7.1(e)
Material Agreement(s).....................................   2.15
Permits...................................................   2.11(a)

                                                            Defined in
Terms                                                        Section
-----                                                       ----------
Pre-Closing Periods.......................................   4.3(i)
Proxy Statement...........................................   4.16
Purchase Price............................................   1.2
Purchaser.................................................   Preamble
Purchaser Indemnified Parties.............................   5.1
Purchaser Disclosure Schedule.............................   3.3
Purchaser Note............................................   1.2
Purchaser Plans...........................................   4.4(a)
Purchaser Material Adverse Effect.........................   3.1
Quarterly Financial Statements............................   4.11(b)
Reinsurance Agreement.....................................   Preamble
Release...................................................   2.19(a)(ii)
Reviewco..................................................   Preamble
Section 338(h)(10) Election...............................   4.3(a)
Seller....................................................   Preamble
Seller Intellectual Property..............................   2.14
Seller Subsidiaries.......................................   Preamble and 2.19(a)(i)
Seller Material Adverse Effect............................   2.1
Service Agreements........................................   Preamble
Shares....................................................   Preamble
State Insurance Regulatory Approval.......................   6.1(c)
STAT Financial Statements.................................   2.6(b)
Superior 401(k) Plan......................................   4.4(e)
Taxes.....................................................   2.12
Tax Return................................................   2.12
Voting Agreements.........................................   Preamble
Year 2000 Matters.........................................   2.20

                      List of Omitted Disclosure Schedules


Title                                                             Section
-----                                                             -------
Capitalization                                                    2.2
Consents and Approvals; No Violations                             2.5
Financial Statements                                              2.6
No Undisclosed Liabilities                                        2.7
Absence of Certain Changes                                        2.8
Employee Benefit Plans; ERISA                                     2.9(a)
Employee Benefit Plans; ERISA                                     2.9(d)
Employee Benefit Plans; ERISA                                     2.9(e)
Employee Benefit Plans; ERISA                                     2.9(h)
Employee Benefit Plans; ERISA                                     2.9(k)
Litigation                                                        2.10
No Default;  Compliance With Applicable Laws                      2.11(a)
No Default;  Compliance With Applicable Laws                      2.11(b)
Taxes                                                             2.12
Property                                                          2.13
Intellectual Property                                             2.14
Contracts                                                         2.15
Labor Matters                                                     2.16
Transactions with Related Parties                                 2.18
Environmental Matters                                             2.19(b)
Year 2000 Matters                                                 2.20
Insurance                                                         2.21
Bank Accounts                                                     2.22
Consent and Approvals; No Violations                              3.3
Interim Operations of Seller                                      4.1
Employee Benefits                                                 4.4(b)
Intercompany Accounts                                             4.9


     The Registrant shall furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.


                                        v